[CARVER BANCORP, INC. LOGO]


         Contact:  David Lilly / Joseph Kuo        William Gray
                   Kekst and Company               Carver Bancorp, Inc.
                   (212) 521-4800                  (212) 360-8840

               CARVER BANCORP, INC. REPORTS SECOND QUARTER RESULTS

 ANNOUNCES SECOND QUARTER EPS OF $0.23, DECLARES $0.08 SECOND QUARTER DIVIDEND
                    AND ACCELERATES STOCK REPURCHASE PROGRAM

NEW YORK, NEW YORK, OCTOBER 27, 2005 - Carver Bancorp, Inc. (the "Company" or "Carver") (AMEX: CNY), the holding company for Carver Federal Savings Bank (the "Bank"), today announced its results of operations for the three- and six-month periods ended September 30, 2005, the second quarter of the fiscal year ending March 31, 2006 ("fiscal 2006").

The Company reported diluted earnings per share of $0.23 for the quarter ended September 30, 2005 compared to $0.09 diluted earnings per share for the same period last year. Net income available to common stockholders increased $395,000, to $601,000 compared to $206,000 for the same period last year. An increase in non-interest income and a decrease in non-interest expense were partially offset by lower net interest income and higher income tax expense in the period.

Deborah C. Wright, Chairman, President and CEO of Carver, stated: "Our retail group continues to achieve success in building core deposits from our historical and newly built branches. Modest but consistent growth in core deposits is fueling similar improvements in depository fees and charges. However, the two most important factors in Carver's results for the second quarter were the continued margin compression and the decline in mortgage refinancings. While our lending balances increased substantially based on growth in originations and purchases in a highly competitive market for commercial real estate and affordable housing, loan fees and service charges declined as refinancings ebbed."

Ms. Wright continued: "We recognize, consistent with our industry, that until the yield curve begins to steepen, our net interest margin will continue to be under pressure. As such, we will continue to focus on opportunities to replace lower yielding investments with higher yielding loans and build core and other low cost sources of deposits."

Ms. Wright continued: "We continue to conduct a comprehensive review of costs to improve the Company's efficiency ratio. Much of the increase in Carver's operating expenses follows the investment made to grow the franchise, which we believe will create long-term shareholder value. Nevertheless, we made progress last quarter in reducing costs as we successfully completed the outsourcing of our ATM driving technology. We are also working on outsourcing a number of corporate administrative functions."

Ms. Wright concluded: "We are pleased to report that as part of our commitment to deliver value to our shareholders the Company's Board of Directors declared a quarterly dividend of $0.08 per share for the second quarter, payable on November 22, 2005, to shareholders of record at the close of business on November 8, 2005. In addition, the Board of Directors has decided that the outlook for Carver's future long-term growth and earnings support management's recommendation to return up to $2.5 million of capital to shareholders through an acceleration of repurchases over the next 18 months of the remaining 148,051 shares authorized under the 2002 stock repurchase program. We believe that this overall program to deliver value to our shareholders highlights our confidence in the future success of Carver."


STOCK REPURCHASE PROGRAM

In August 2002, Carver's Board of Directors authorized a stock repurchase program to acquire up to 231,635 shares of the Company's outstanding common stock, or approximately 10 percent of the then outstanding shares. Since that time, the Company has purchased 83,584 shares at an average price of $17.03 to fund its stock-based benefit and compensation plans. On October 25, 2005, the Board of Directors approved accelerating the repurchase of the remaining 148,051 shares under the 2002 program, or up to a $2.5 million total investment, to take place over the next 18 months. This acceleration is designed not only to return capital to shareholders and capitalize on current trading values, but also to continue funding stock-based benefit and compensation plans. Purchases for the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. The timing and actual number of shares repurchased under the plan depends on a variety of factors including price, corporate and regulatory requirements, and other market conditions.

INCOME STATEMENT HIGHLIGHTS

Quarterly Results
-----------------

Net income available to common stockholders increased $395,000, or 191.7%, to $601,000 compared to $206,000 for the same period last year. These results were primarily due to a $433,000 decrease in non-interest expense, a $201,000 increase in non-interest income and a decrease of $49,000 in dividends paid to preferred shareholders in the same period last year. Partially offsetting the increase in net income available to common stockholders was a $110,000 decrease in net interest income and an increase in income tax expense of $178,000, as further described below.

Net interest income decreased $110,000, or 2.4%, to $4.5 million compared to $4.6 million for the same period last year. This decline was a result of an increase in interest expense of $845,000, or 35.7%, partially offset by an increase in interest income of $735,000, or 10.5%, compared to the same period last year. Interest expense rose primarily as a result of an increase in the cost of money market and certificates of deposit accounts of 61 and 91 basis points, respectively. Interest income rose despite declining yields primarily as a result of increased real estate mortgage loan balances.

The Company did not provide for additional loan loss reserves as the Company considers the current overall allowance for loan losses to be adequate.

Non-interest income increased $201,000, or 24.2%, to $1.0 million compared to $830,000 for the same period last year. Non-interest income was affected by two significant events in the prior year's quarter. The first was a $1.5 million impairment charge deemed other than temporary that resulted from a decline in the market price of Independence Federal Savings Bank common stock that the Company held. Partially offsetting the impairment charge in the prior year's quarter was the receipt of a net $1.1 million grant from the department of the Treasury. In the current quarter, non-interest income increased as a result of additional deposit fees and charges of $133,000 from increased ATM and debit card fees as well as commissions from the sale of investments and life insurance. Partially offsetting non-interest income was a decline in loan fees and service charges of $218,000, primarily a reduction in prepayment penalty income as a result of slowing mortgage refinance activity.

Non-interest expense decreased $433,000, or 8.5%, to $4.6 million compared to $5.1 million for the same period last year. The decrease in non-interest expense was primarily due to a charge of $847,000 taken in the prior year quarter resulting from the expensing of capitalized costs related to the cessation of the merger with Independence Federal Savings Bank. In the current quarter, employee compensation and benefits expense increased $262,000 primarily as a result of staffing our new branches, Company-wide annual salary increases and the increased cost of employee benefit plans. Also contributing to the increase in non-interest expense in the current quarter were additional net occupancy and equipment expenses of $105,000 and $93,000, respectively, primarily resulting from the new branches and 24/7 ATM centers.

Income before taxes increased $524,000, or 129.1%, to $930,000 compared to $406,000 for the same period last year. Income taxes increased $178,000, or 117.9%, to $329,000 compared to $151,000 for the same period last year, primarily due to the increase in income before taxes.

Six-Month Results
-----------------

Net income available to common stockholders increased $203,000, or 16.4%, to $1.4 million compared to $1.2 million for the same period last year. The increase is primarily due to higher non-interest income of $459,000, a decrease of $98,000 in dividends paid for preferred stock due to a conversion of the preferred stock to common stock in the prior year, an increase in net interest income of $47,000 and a decrease in income taxes of $21,000. Partially offsetting the increase in net income available to common stockholders was an increase in non-interest expense of $422,000, as detailed below.

Net interest income increased by $47,000, or 0.5%, to $9.2 million, relatively unchanged from the same period last year. Interest income increased $1.8 million, or 12.9%, compared to the same period last year primarily as a result of increased real estate mortgage loan balances. Partially offsetting the rise in interest income was additional interest expense of $1.7 million, or an increase of 38.1%, compared to the same period last year, primarily due to increased rates and deposit balances.

Non-interest income increased $459,000, or 23.3%, to $2.4 million compared to $2.0 million for the same period last year. Non-interest income increased compared to the second quarter of fiscal 2005 when the Company recognized an impairment charge deemed other than temporary of $1.5 million, resulting from the decline in market price of 150,000 shares of Independence stock that the Company held. In the second quarter of fiscal 2006, depository fees and charges increased $242,000, resulting from higher ATM usage, growth in debit card income and commissions earned from the sale of investments and life insurance. Also contributing to the rise in non-interest income was an increase of $71,000 in other income, primarily income earned as a result of the Bank's investment in a Bank owned life insurance ("BOLI") program. These increases were partially offset by a net $1.1 million grant from the Department of the Treasury's Community Development Financial Institution Fund and a $94,000 gain from the sale of securities, both in the same period last year. Loan fees and service charges declined $67,000, primarily as a result of decreased mortgage prepayment penalties following continued decline in mortgage refinancing activity.

Non-interest expense increased $422,000, or 4.7%, to $9.4 million compared to $9.0 million for the same period last year. The increase in non-interest expense was due to increases in employee compensation and benefits expense of $785,000, resulting from the staffing of new branches, Company-wide annual salary increases in the second quarter of fiscal 2006 and the increased cost of employee benefit plans. Also contributing to the increase in non-interest expense were additional net occupancy and equipment expenses of $203,000 and $165,000, respectively, also as a result of opening the new branches and 24/7 ATM centers. Partially offsetting the increase in non-interest expense was a charge of $847,000 incurred in the same period last year, which resulted from expensing previously capitalized costs related to cessation of the merger with Independence Federal Savings Bank.

Income before taxes increased $84,000, or 3.9%, to $2.2 million relatively unchanged from the same period last year. Income taxes decreased $21,000, or 2.6%, to $793,000 compared to $814,000 for the same period last year due to a decline in the effective tax rate as a result of the tax benefit associated with the Bank's investment in a BOLI program.

FINANCIAL  CONDITION  HIGHLIGHTS

At September 30, 2005 total assets increased by $21.3 million, or 3.4%, to $647.7 million compared to $626.4 million at March 31, 2005. The asset growth primarily reflects increases in total loans receivable, net, and other assets of $29.3 million and $5.3 million, respectively. The increase in total loans receivable, net, is attributable to new mortgage loan originations and purchases exceeding mortgage loan repayments. The increase in other assets is primarily attributable to a short term receivable related to mortgage-backed security principal repayments being held as collateral by New York State. The increase in total assets was partially offset by a decline in total securities of $13.3 million primarily as a result of maturities and repayments. Cash and cash equivalents declined $652,000 as liquid funds were used to fund loan growth.

At September 30, 2005, total liabilities increased by $19.6 million, or 3.4%, to $600.2 million from $580.6 million at March 31, 2005. The increase in liabilities is a result of deposit growth of $12.4 million and increases in advances from the Federal Home Loan Bank of New York of $10.0 million, which were used to fund loan growth. Partially offsetting the increase in total liabilities was a decrease in other liabilities of $2.8 million, resulting primarily from the payment of income taxes.

At September 30, 2005, total stockholders' equity increased $1.7 million, or 3.7%, to $47.5 million compared to $45.8 million at March 31, 2005. The increase in total stockholders' equity was primarily attributable to increased retained earnings of $1.1 million from net income derived during fiscal 2006. Additionally, an increase of $435,000 was attributable to the re-issuance of common stock the Company previously repurchased to fund its compensation and benefit programs. Also contributing to the increase in stockholders' equity was an additional $182,000 in accumulated other comprehensive income related to the mark-to-market of the Bank's available-for-sale securities.

ASSET  QUALITY

At September 30, 2005, non-performing assets totaled $2.7 million, or 0.59% of total loans receivable, compared to $998,000, or 0.23% of total loans receivable, at March 31, 2005. While non performing assets have increased, the level of non performing assets to total loans remains within the range the Bank has experienced over the trailing eight quarters. At September 30, 2005, the allowance for loan losses of $4.1 million remained relatively unchanged from March 31, 2005. At September 30, 2005, the ratio of the allowance for loan losses to non-performing loans was 150.8% compared to 410.7% at March 31, 2005. At September 30, 2005, the ratio of the allowance for loan losses to total loans receivable was 0.89% compared to 0.96% at March 31, 2005.

ADJUSTMENT TO EARNINGS RELEASE SCHEDULE

Beginning next quarter, Carver intends to issue its quarterly earnings press release approximately 45 days following quarter end, at the same time the Company files its Securities and Exchange Commission ("SEC") Form 10-Q. Carver also intends to issue its fiscal year end earnings release 45 days following the fiscal year end, but the Company's SEC Form 10-K will be filed within 90 days of year end. Changes in the timing of the earnings press release reflect a growing trend driven in part by the impact of Sarbanes-Oxley and other reporting requirements.

ABOUT CARVER BANCORP, INC.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates eight full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.

Statements contained in this news release, which are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "intend," "should," "will," "would," "could," "may," "planned," "estimated," "potential," "outlook," "predict," "project" and similar terms and phrases, including references to assumptions. Forward-looking statements are based on various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond the Company's control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could result in material variations include, without limitation, the Company's success in implementing its initiatives, including expanding its product line, adding new branches and ATM centers, successfully re-branding its image and achieving greater operating efficiencies; increases in competitive pressure among financial institutions or non-financial institutions; legislative or regulatory changes which may adversely affect the Company's business or increase the cost of doing business; technological changes which may be more difficult or expensive than we anticipate; changes in interest rates which may reduce net interest margins and net interest income; changes in deposit flows, loan demand or real estate values which may adversely affect the Company's business; changes in accounting principles, policies or guidelines which may cause the Company's condition to be perceived differently; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, which may delay the occurrence or non-occurrence of events longer than anticipated; the ability of the Company to originate and purchase loans with attractive terms and acceptable credit quality; and general economic conditions, either nationally or locally in some or all areas in which the Company does business, or conditions in the securities markets or the banking industry which could affect liquidity in the capital markets, the volume of loan origination, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses. The forward-looking statements contained within herein are made as of the date of this report, and the Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

                                      # # #

                                    CARVER BANCORP, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                      (In thousands, except share data)

                                                                                    SEPTEMBER 30,               MARCH 31,
                                                                                        2005                      2005
                                                                                     ------------            -------------
                                                                                     (UNAUDITED)
ASSETS
Cash and cash equivalents:
    Cash and due from banks                                                             $ 10,468                 $ 13,020
    Federal funds sold                                                                     8,700                    6,800
    Interest Earning Deposits                                                                600                      600
                                                                                     ------------            -------------
         Total cash and cash equivalents                                                  19,768                   20,420
Securities:
     Available-for-sale, at fair value (including pledged as collateral
       of $104,882 at September 30, 2005 and $112,503 at March 31, 2005)                 108,150                  118,033
     Held-to-maturity, at amortized cost (including pledged as collateral of $27,460 at September 30, 2005 and $30,900 at March 31, 2005;
       fair value of $27,575 at September 30, 2005 and $31,310 at
       March 31, 2005)                                                                    27,836                   31,302
                                                                                     ------------            -------------
          Total securities                                                               135,986                  149,335
Loans receivable:
     Real estate mortgage loans                                                          453,837                  424,387
     Consumer and commercial business loans                                                1,502                    1,697
     Allowance for loan losses                                                            (4,064)                  (4,097)
                                                                                     ------------            -------------
          Total loans receivable, net                                                    451,275                  421,987
Office properties and equipment, net                                                      13,718                   13,658
Federal Home Loan Bank of New York stock, at cost                                          5,624                    5,125
Real estate owned                                                                             10                        -
Accrued interest receivable                                                                2,912                    2,702
Other assets                                                                              18,405                   13,150
                                                                                     ------------            -------------
          Total assets                                                                  $647,698                 $626,377
                                                                                     ============            =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                           $465,855                 $453,454
     Advances from the Federal Home Loan Bank of New York and other
        borrowed money                                                                   125,316                  115,299
     Other liabilities                                                                     9,039                   11,823
                                                                                     ------------            -------------
          Total liabilities                                                              600,210                  580,576
Stockholders' equity:
     Common stock (par value $0.01 per share: 10,000,000 shares authorized;
        2,524,691 shares issued; 2,513,458 and 2,501,338 outstanding at
        September 30, 2005 and March 31, 2005, respectively)                                  25                       25
     Additional paid-in capital                                                           23,941                   23,937
     Retained earnings                                                                    23,814                   22,748
     Unamortized awards of common stock under ESOP and management recognition
        plan ("MRP")                                                                         (37)                    (128)
     Treasury stock, at cost (11,233 shares at September 30, 2005 and
        23,353 shares at March 31, 2005)                                                    (202)                    (546)
     Accumulated other comprehensive loss                                                    (53)                    (235)
                                                                                     ------------            -------------
          Total stockholders' equity                                                      47,488                   45,801
                                                                                     ------------            -------------
     Total liabilities and stockholders' equity                                         $647,698                 $626,377
                                                                                     ============            =============

                                                 CARVER BANCORP, INC. AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                                 (In thousands, except per share data)
                                                              (Unaudited)

                                                                    THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                       SEPTEMBER 30,                        SEPTEMBER 30,
                                                             -------------------------------       -------------------------------
                                                                 2005              2004               2005               2004
                                                             -------------      ------------       ------------      -------------
Interest Income:
   Loans                                                          $ 6,214           $ 5,700           $ 12,421           $ 11,116
   Mortgage-backed securities                                       1,135             1,102              2,260              2,129
   Investment securities                                              277               189                551                422
   Federal funds sold                                                 122                22                268                 58
                                                             -------------      ------------       ------------      -------------
     Total interest income                                          7,748             7,013             15,500             13,725

Interest expense:
   Deposits                                                         2,096             1,313              3,966              2,438
   Advances and other borrowed money                                1,117             1,055              2,298              2,098
                                                             -------------      ------------       ------------      -------------
     Total interest expense                                         3,213             2,368              6,264              4,536

     Net interest income                                            4,535             4,645              9,236              9,189

Provision for loan losses                                               -                 -                  -                  -
                                                             -------------      ------------       ------------      -------------
     Net interest income after provision for loan losses            4,535             4,645              9,236              9,189

Non-interest income:
   Depository fees and charges                                        668               535              1,297              1,055
   Loan fees and service charges                                      339               557              1,013              1,080
   Gain on sale of securities                                           -                 -                  -                 94
   Impairment of securities                                             -            (1,472)                 -             (1,472)
   Gain on sale of loans                                               10                44                 20                 45
   Grant income                                                         -             1,140                  -              1,140
   Other                                                               14                26                 99                 28
                                                             -------------      ------------       ------------      -------------
      Total non-interest income                                     1,031               830              2,429              1,970

Non-interest expense:
   Employee compensation and benefits                               2,330             2,068              4,854              4,069
   Net occupancy expense                                              578               473              1,079                876
   Equipment, net                                                     488               395                929                764
   Merger related expenses                                              -               847                  -                847
   Other                                                            1,240             1,286              2,568              2,452
                                                             -------------      ------------       ------------      -------------
      Total non-interest expense                                    4,636             5,069              9,430              9,008

      Income before income taxes                                      930               406              2,235              2,151
Income taxes                                                          329               151                793                814
                                                             -------------      ------------       ------------      -------------
      Net income                                                    $ 601             $ 255            $ 1,442            $ 1,337
                                                             =============      ============       ============      =============

Dividends applicable to preferred stock                               $ -              $ 49                $ -               $ 98

      Net income available to common stockholders                   $ 601             $ 206            $ 1,442            $ 1,239
                                                             =============      ============       ============      =============

Earnings per common share:
       Basic                                                       $ 0.24            $ 0.09             $ 0.58             $ 0.54
                                                             =============      ============       ============      =============
       Diluted                                                     $ 0.23            $ 0.09             $ 0.56             $ 0.51
                                                             =============      ============       ============      =============


                                                 CARVER BANCORP, INC. AND SUBSIDIARIES
                                                          SELECTED KEY RATIOS
                                                              (Unaudited)

                                                              THREE MONTHS ENDED                         SIX MONTHS ENDED
SELECTED FINANCIAL DATA:                                         SEPTEMBER 30,                             SEPTEMBER 30,
                                                         ------------------------------          ------------------------------
                                                             2005             2004                  2005              2004
                                                         -------------     ------------          ------------     -------------
Return on average assets (1)                                     0.39%            0.18%                 0.46%             0.48%
Return on average equity (2)                                     5.10             2.23                  6.12              5.90
Interest rate spread (3)                                         2.94             3.22                  2.96              3.20
Net interest margin (4)                                          3.11             3.40                  3.14              3.44
Operating expenses to average assets (5)                         2.97             3.54                  3.03              3.21
Efficiency ratio (6)                                            83.29            92.58                 80.84             80.72
Equity-to-assets (7)                                             7.33             7.84                  7.33              7.84

Tier I leverage capital ratio (8)                                9.26             9.62                  9.26              9.62
Tier I risk-based capital ratio (8)                             13.39            14.85                 13.39             14.85
Total risk-based capital ratio (8)                              14.30            15.95                 14.30             15.95

Average interest-earning assets to
  interest-bearing liabilities                                   1.08 x           1.10 x                1.08 x            1.13 x

Net income per share - basic                                    $0.24            $0.09                 $0.58             $0.54
Net income per share - diluted                                  $0.23            $0.09                 $0.56             $0.51
 Average shares outstanding - basic                         2,510,477        2,291,761             2,505,469         2,288,190
 Average shares outstanding - diluted                       2,573,156        2,589,112             2,570,540         2,593,540
Cash dividends                                                  $0.08            $0.07                 $0.15             $0.14
Dividend payout ratio (9)                                       33.44%           62.98%                26.09%            20.55%

ASSET QUALITY RATIOS:                                            SEPTEMBER 30,                               MARCH 31,
                                                         ------------------------------          ------------------------------
                                                             2005             2004                  2005              2004
                                                         -------------     ------------          ------------     -------------
Non performing assets to total assets (10)                       0.42%            0.31%                 0.16%             0.39%
Non performing assets to total loans receivable (10)             0.59             0.47                  0.23              0.60
Allowance for loan losses to total loans receivable              0.89             1.08                  0.96              1.16
Allowance for loan losses to non-performing loans               150.8%           229.0%                410.7%            194.3%


(1) Net income divided by average total assets, annualized.
(2) Net income divided by average total equity, annualized.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4) Net interest income divided by average interest-earning assets, annualized.
(5) Non-interest expenses less loss on real estate owned divided by average total assets, annualized.
(6) Operating expenses divided by sum of net interest income plus non-interest income.
(7) Total equity divided by assets at period end.
(8) These ratios reflect consolidated bank only.
(9) Dividend paid on common stock during the period divided by net income available to common stockholders for the period.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

                                                  CARVER BANCORP, INC. AND SUBSIDIARIES
                                                      CONSOLIDATED AVERAGE BALANCES
                                                          (Dollars in thousands)
                                                               (Unaudited)

                                                                        THREE MONTHS ENDED SEPTEMBER 30,
                                           ---------------------------------------------------------------------------------------
                                               2005                                                         2004
                                           ------------------------------------------   ------------------------------------------
                                             AVERAGE                       AVERAGE        AVERAGE                       AVERAGE
INTEREST EARNING ASSETS:                     BALANCE       INTEREST      YIELD/COST       BALANCE        INTEREST     YIELD/COST
                                           -------------  ------------   ------------   -------------   ------------  ------------
                                                                           (DOLLARS IN THOUSANDS)
Loans (1)                                      $424,882       $ 6,214          5.85%        $380,052        $ 5,700         6.00%
Total securities (2)                            146,781         1,412          3.85%         159,616          1,291         3.24%
Fed funds sold                                   14,639           122          3.31%           6,579             22         1.34%
                                           -------------  ------------   ------------   -------------   ------------  ------------
  Total interest earning assets                 586,302         7,748          5.29%         546,247          7,013         5.14%
Non-interest earning assets                      37,090                                       26,593
                                           -------------                                -------------
  Total assets                                 $623,392                                     $572,840
                                           =============                                =============

INTEREST BEARING LIABILITIES:
Deposits:
   Checking                                    $ 24,028            18          0.30%        $ 20,549             17         0.34%
   Savings and clubs                            137,562           226          0.65%         132,848            202         0.61%
   Money market accounts                         40,573           160          1.56%          29,621             70         0.95%
   Certificates of deposit                      229,670         1,684          2.91%         204,125          1,018         2.00%
                                           -------------  ------------   ------------   -------------   ------------  ------------
  Total deposits                                431,833         2,088          1.92%         387,143          1,307         1.35%
Mortgagors deposits                               1,989             8          1.60%           2,846              6         0.90%
Borrowed money                                  107,508         1,117          4.12%         105,690          1,055         4.01%
                                           -------------  ------------   ------------   -------------   ------------  ------------
  Total interest bearing liabilities            541,330         3,213          2.35%         495,679          2,368         1.92%
Non-interest-bearing liabilities:
   Demand                                        27,888                                       24,568
   Other Liabilities                              7,049                                        6,820
                                           -------------                                -------------
  Total liabilities                             576,267                                      527,067
Stockholders' equity                             47,125                                       45,773
                                           -------------                                -------------
  Total liabilities and stockholders'
    equity                                     $623,392                                     $572,840
                                           =============  ------------                  =============   ------------
Net interest income                                           $ 4,535                                       $ 4,645
                                                          ============                                  ============

Average interest rate spread                                                   2.94%                                        3.22%
                                                                         ============                                 ============

Net interest margin                                                            3.11%                                        3.40%
                                                                         ============                                 ============

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock


                                                CARVER BANCORP, INC. AND SUBSIDIARIES
                                                    CONSOLIDATED AVERAGE BALANCES
                                                        (Dollars in thousands)
                                                             (Unaudited)

                                                                     SIX MONTHS ENDED SEPTEMBER 30,
                                        -------------------------------------------------------------------------------------------
                                             2005                                           2004
                                        ---------------------------------------------   -------------------------------------------
                                           AVERAGE                         AVERAGE        AVERAGE                        AVERAGE
INTEREST EARNING ASSETS:                   BALANCE         INTEREST      YIELD/COST       BALANCE        INTEREST      YIELD/COST
                                        ---------------   ------------   ------------   -------------   ------------   ------------
                                                                          (DOLLARS IN THOUSANDS)
Loans (1)                                    $ 421,895       $ 12,421          5.89%        $370,276       $ 11,116          6.00%
Total securities (2)                           150,594          2,811          3.73%         153,990          2,551          3.31%
Fed funds sold                                  17,347            268          3.08%          11,294             58          1.02%
                                        ---------------   ------------   ------------   -------------   ------------   ------------
  Total interest earning assets                589,836         15,500          5.26%         535,560         13,725          5.11%
Non-interest earning assets                     36,372                                        24,837
                                        ---------------                                 -------------
  Total assets                               $ 626,208                                      $560,397
                                        ===============                                 =============

INTEREST BEARING LIABILITIES:
Deposits:
   Checking                                   $ 24,858             38          0.30%        $ 11,763             36          0.59%
   Savings and clubs                           138,695            449          0.65%         132,867            400          0.60%
   Money market accounts                        38,635            285          1.47%          30,197            136          0.90%
   Certificates of deposit                     228,540          3,177          2.77%         192,270          1,854          1.92%
                                        ---------------   ------------   ------------   -------------   ------------   ------------
  Total deposits                               430,728          3,949          1.83%         367,097          2,426          1.32%
Mortgagors deposits                              2,290             17          1.48%           2,472             12          0.94%
Borrowed money                                 110,907          2,298          4.13%         105,023          2,098          4.00%
                                        ---------------   ------------   ------------   -------------   ------------   ------------
  Total interest bearing liabilities           543,925          6,264          2.30%         474,592          4,536          1.91%
Non-interest-bearing liabilities:
   Demand                                       27,660                                        33,209
   Other Liabilities                             7,767                                         7,247
                                        ---------------                                 -------------
  Total liabilities                            579,352                                       515,048
Stockholders' equity                            46,856                                        45,349
                                        ---------------                                 -------------
  Total liabilities and stockholders'
    equity                                   $ 626,208                                      $560,397
                                        ===============   ------------                  =============   ------------
Net interest income                                           $ 9,236                                       $ 9,189
                                                          ============                                  ============

Average interest rate spread                                                   2.96%                                         3.20%
                                                                         ============                                  ============

Net interest margin                                                            3.14%                                         3.44%
                                                                         ============                                  ============

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock